Execution Copy

Exhibit 4.10 (ii)

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (“First Amendment”) is entered into as of January 25, 2010 (the “Effective Date”), by and among Wells Fargo Bank, National Association, as administrative agent (“Agent”), the lenders from time to time party thereto (“Lenders”) and Barnes Group Inc. (“Borrower”).

RECITALS

WHEREAS, Agent, Lenders and Borrower have entered into that certain Senior Unsecured Credit Agreement, dated as of July 1, 2009 (as amended, modified, supplemented or refinanced from time to time, the “Credit Agreement”), whereby the Lenders have agreed to make Loans and other financial accommodations available to Borrower on the terms and conditions set forth therein; and

WHEREAS, Borrower has requested that Agent and Lenders agree to amend and modify the pricing of the Loans made under the Credit Agreement for each Interest Period occurring on or after January 29, 2010, and Agent and Lenders are willing to amend and modify the Credit Agreement, subject to the terms and conditions of this First Amendment;

AGREEMENT

NOW, THEREFORE, in consideration of the continued performance by Borrower and each Guarantor of their respective promises and obligations under the Credit Agreement and the other Loan Documents and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrower do hereby agree as follows:

1. Definitions. Capitalized terms used herein (including the recitals and introductory paragraph) shall have the respective meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

2. Amendment to Credit Agreement. Subject to the satisfaction of the condition set forth in Section 5 below, with respect to each Interest Period commencing on or after January 29, 2010, the definition of Applicable Margin” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and the following substituted in lieu thereof:

“Applicable Margin” (a) with respect to Base Rate Loans, a rate per annum equal to 1.75%, and (b) with respect to Eurocurrency Rate Loans, a rate per annum equal to 2.75%.”

3. Reaffirmation and Continuing Effect of Credit Agreement. Except as provided in Section 2 of this First Amendment, the provisions of the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms and Borrower reaffirms all of its respective Obligations under the Credit Agreement and the other Loan Documents. This First Amendment constitutes a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

4. Expenses. Agent, Lenders and Borrower agree to bear their own expenses (including, without limitation, legal fees and expenses) in connection with the negotiation, execution and delivery of this First Amendment.

5. Condition to Effectiveness. This First Amendment shall become effective as of the Effective Date only upon the Agent’s receipt of this First Amendment duly executed and delivered by Borrower and each Lender.

6. Descriptive Headings, Etc. The descriptive headings of the several sections of this First Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof. The statements made and the terms defined in the recitals to this First Amendment are hereby incorporated into this First Amendment in their entirety.

7. Entire Agreement. This First Amendment and the documents referred to herein represent the entire understanding of the parties hereby regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

8. Counterparts. This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this First Amendment by facsimile transmission or by electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

9. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the internal laws of the state of New York (including sections 5-1401 and 5-1402 of the New York general obligations law).

[Signature Pages Follow]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

BARNES GROUP INC.

By:	/S/ LAWRENCE W. O’BRIEN
Name:	Lawrence W. O’Brien
Title:	VP, Treasurer

Acknowledged and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION individually and as Agent

By:	/S/ JORDAN FRAGIACOMO
Name:	Jordan Fragiacomo
Title:	Vice President